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                                                                    EXHIBIT (15)



LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED FINANCIAL INFORMATION

P.H. Glatfelter Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated financial statements of P.H. Glatfelter Company and subsidiaries for the periods ended March 31, 1995 and 1994, and June 30, 1995 and 1994, as indicated in our reports dated April 17, 1995 and July 18, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 are being used in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 28, 1995